EXHIBIT 99.2
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                             L-1 IDENTITY SOLUTIONS
                             MODERATOR: LISA CRADIT
                                OCTOBER 31, 2007
                                 11:00 A.M. EST

OPERATOR: Good morning. My name is Shawana (ph) and I'll be your conference operator today. At this time I would like to welcome everyone to the L-1 Identity Solutions third quarter financial results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there'll be a question and answer period. If you would like to pose a question during this time, please press star and then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you.

It is now my please to turn the floor over to your host, Ms. Lisa
Cradit.  Ma'am you may begin your conference.

LISA CRADIT: Good morning. Thank you for being on today's call to review L-1 Identity Solutions 2007 third quarter and nine month results either by phone or via the internet. Statements that representatives of the L1 Identity Solutions make during today's call that are not historical facts are forward looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on management's current beliefs and assumptions and involve risks and uncertainties.

Any statements made today about future expectations or results are necessarily only estimates. Actual results could differ materially from such expectations. Factors that may cause differences in results are fully described in the company's SEC filings.

The company expressly disclaims any obligation to revise or update any forward looking statements.

Please note that representatives of L1 plan to discuss adjusted EBITDA on this call. Adjusted EBITDA is the non-GAP measurement the company calculated by adding back the net income loss, interest, income taxes, depreciation, amortization and stock based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP because management believes it's useful to help investors analyze the operating trends of the business. Both pre and post SFAS.

Management also believes adjusted EBITDA provides ...

UNKNOWN FEMALE #1:  We're still here guys.

LISA CRADIT: Yes, we're here as well. We're on the line with the conference folks to see what's going on.

OPERATOR: You may continue with your conference call.

UNKNOWN FEMALE #1:  We can continue?

UNKNOWN MALE #1:  Hello?

UNKNOWN FEMALE #1:  How many participants are on?

LISA CRADIT:  I'm not sure how far -

OPERATOR:   You may continue with the conference call.

LISA CRADIT: I'm not sure how I've gotten, how far I've gotten through the Safe Harbor, so I'll start from the top.





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Good morning, thank you for being on today's call to review L-1 Identity
Solutions 2007 Third Quarter and Nine Month Results either by phone or internet. Statements that representatives of L-1 Identity Solutions make during today's call that are not historical facts, forward looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on management's current beliefs and assumptions and involve risks and uncertainties.

Any statements that are made today about future expectations or results are necessarily only estimates. Actual results could differ materially from such expectations. Factors that may cause differences in results are fully described in the company's SEC filings. The company expressly disclaims any obligation to revise or update any forward looking statements.

Please note that representatives of L-1 plan to discuss adjusted EBITDA on this call. Adjusted EBITDA is the non-GAP measurement the company calculated by adding back the net income loss, interest, income taxes, depreciation, amortization and stock based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAP because management believes it's useful to help investors analyze the operating trends of the business. Both pre and post SFAS 123R.

Management also believes adjusted EBITDA provides an additional tool for investors to use in comparing the company with others in the industry, many of which also use adjusted EBITDA in their communications to investors. Management also uses adjusted EBITDA to evaluate the company's operations, evaluate potential acquisitions, establish internal budgets and goals and evaluate performance.

L-1 is providing a reconciliation of adjusted EBITDA to net income or loss for the historical quarter and nine months ended September 30, 2007. In addition, L-1 is providing a reconciliation for the year ending December 31, 2007. L-1 is not providing a reconciliation for the year ending December 31, 2008 because it is not practical to provide such reconciliation without unreasonable effort. Please refer to the third quarter earnings release for further details.

In addition to help investors better understand the trends in our business, during the call we will be providing pro forma information 2006 and 2007, which supplements reported historical information including reconciliations of pro forma adjusted EBITDA to pro forma net income three and nine months ended September 30, 2006 and September 30, 2007.

The pro forma information gives effect to the acquisitions of Identix, Iridian, SpecTal, ComnetiX, ACI and McClendon as if these transactions had occurred on January 1, 2006. Please refer to third quarter earnings release for more details.

To help investors better understand the trends in our business during the call we'll be referencing unlevered cash flow. Unlevered cash flow is adjusted EBITDA plus or minus changes in operating assets and liabilities, less capital expenditures. Please refer to additional information included in the press release.

During the call we also refer to organic growth to help investors better understand revenue trends in our business. Organic growth represents the increase from period to period stated as a percentage of pro forma revenues. Please refer to additional information included in the release.

With that I will now turn the call over Bob LaPenta. Mr. LaPenta.

BOB LAPENTA: Thanks Lisa. Good morning everyone. Happy Halloween. I think we already had our first scare with the phone system. So we apologize, wasn't an issue created on our end. I think it was at the conference center.

Anyway hopefully our results took a little bit of the scare out of Halloween. We are really happy with the performance of the company during the third quarter. And based on wins that we've had during the quarter and some significant developments post-quarter we're feeling very good about our momentum and about our growth opportunities in the future.



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All of our divisions did extremely well during the quarter. I'm going to give you a little bit of color on that. I'm not going to spend a lot of time on the numbers, Jim will take you through the numbers in detail.

But suffice to say every one of our divisions has done extremely well in the quarter. And we're finding that our vision and strategy of providing a total end to end solution including IRIS and ABIS is becoming a major differentiator for L-1 across the identity solution landscape.

And you know, a lot of companies are talking about iris, you know, that it's a great buzz word, and saying it's really not important. You can take it from me, iris is an important differentiator and most if not all of the major programs going forward, both domestically and internationally require multibiometric solutions, and iris is a major part of that.

I don't know whether many of you have been out to the Biometric shows in Washington. Doni and I were recently at the show in London. We walked in and we saw about eight booths with iris portable devices, iris cameras. My initial reaction was concern. But by going through the show I found out that everyone of them was one of our distributors.

So, we clearly are the leader in iris. With Daugman 2007, as you saw the results of the ICE testing, we have a clear advantage of 50 to 1 over all of our competitors. So, this is really proven to be a major differentiator for us.

Post the quarter we had some significant events, some significant wins that unfortunately I can't talk about. But they provide real, real opportunities for us in some very key, key places and we're very, very fortunate to have been successful in some of these opportunities.

Anyway, going back to some of our divisions, again, from 30,000 feet, Viisage had great quarter. Their sales are up 15 percent, passports are doing extremely well. Last year I think there were 12 million passports that were produced. This year we think that number is going to be over 18. And the forecast over the next couple of years is for that to grow to over 35 million. So our passport business is doing extremely well.

We were successful in some driver license contracts, Montana a state that we did not own and we have a thrust now going to, we have a campaign we're going to all of the states. We're trying to walk them through the requirements that are going to be required for Real ID. There are 17 or 18 states that are either currently in bid or will be coming up for bid in the next six months and L-1 is not an incumbent on any of them. So you can read between the lines there, there's very little risk of -L1 losing market share. In fact, I'd say the odds are pretty good that we're going to gain market share in that area.

Other opportunities for Viisage include the pass card which Congress over the past week reconfirmed. They will go ahead with, despite some of these trials that are being conducted in some of the states. And we think we're in very good position on that program.

So, document authentication again is really starting to move forward. We have a brand new product that we've just introduced. Some of you may have heard some negative things about this controversy in New York. I'm happy to say it's turned out very well. Our equipment is working as advertised and we're very pleased that this actually ended up being a good thing for L-1.

Identix had a great quarter. Revenues are up over 60 percent and their profit has gone from 0 to $14 million. We're doing extremely well with our ABIS applications and we think we're in a very key position here and many opportunities in South America that we think may begin to be deployed over the next three to six months.

SecuriMetrics sales are up over 600 percent and they went from a $2.5 million loss last year to a $7 million profit in the quarter. HIIDE sales during, shipments during the quarter were over 2,200 and we have over 1,400 in backlog and we expect that number to increase shortly.

Iris application software, again a major differentiator and we believe that our leadership in the HIIDE despite certain attempts to copy that product are just not going to be successful. We're a couple years ahead of our closest competitor and we're about to receive some additional funding for specific applications and improvements to that product that'll bring it even further ahead. So, SecuriMetrics / Iridian acquisition we're very, very happy about.



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IBT- IIS was only up about 8 percent for the quarter. There were some funding issues in Michigan and significant wins that we had in Texas concerning recent legislation there is going to start rolling out in January. We expect IBT just on the wins that they already have and the beginning of the deployment in electronic fingerprinting in Canada will result in IBT next year increasing their revenue north of 30, 35 percent. So we really feel good about IBT.

SpecTal, up over 35 percent revenue- wise. Profits up 30 percent and when you take the group as a whole, they had organic growth north of 30 percent. Again some recent successes in that space will bring us well north of 35 percent organically next year. So we are very, very pleased with the performance of the intelligence group which I believe and soon, I think, many of you will believe is a very, very important component of this company's end to end solution. Dealing with the customers we deal with, the pull through of our products and the ability to sell software and face iris and fingerprints in that expanding customer space.

We want to talk just a minute about margins. You know, there are some people saying well your margins are down and you know 33 percent is not exciting and 35 percent -- you really, looking at this company, you really, you know, with all the noise that's in the numbers and I don't want to get on a soapbox about what's happening in America regarding growth companies and their abilities to grow, but when you factor in, you know, FAS 123, when you factor in some of the current thinking regarding converts, you know, accounting and you know, increasing profits, interest rates amortization and they're really making it difficult.

But I think you've got to look through a lot of these things and look at the health of the business. Our cash margins are over 40 percent and we believe as we continue to increase our mix of software and IP, these margins will continue to increase. So, we have very health cash margins, very health cash flow, very health EBITDA and we think that's the right way to look at this business for the foreseeable future.

We're bidding on major opportunities. We had some successful wins in the quarter. But, again, I'll reiterate driver license is becoming an exciting business and it's going to be a great growth opportunity for us. I talked about passports, it's growing north of 25 percent a year. Pass card is going to be a great program. There's a program that use to be called MIBS, I can't talk too much about it. It's now called a number of names, one is Golden Eye. We recently submitted bids on that program and we're on all three of the competing teams for that program. We think that's a great opportunity.

NGI is going to be another one. That's the next generation FBI AFIS, I think we're going to be on most of the teams on that program and we feel very good about our technology and positioning on that program.

Latin America. We think there are a couple of awards that are imminent. We made great strides in Mexico. We think we're going to be successful in Mexico, possibly Chile with a very large program and there are opportunities in Paraguay and Ecuador that we feel that we're in very good position. These programs are going to start rolling out again in the next three to six months. We've already submitted bids and we're working with the customers and hopefully we'll be in position to be successful on those programs.

In Europe, right now our main focus is in the Middle East. We think we're going to be successful in deploying some of our iris multi-modal appliances there. We're in the process of Arabizing many of our products and we think in the short term there're going to be some good developments in the Middle East.

On the M&A pipeline, it's full. Our M&A crew here is working until nine, ten o'clock every night. We have more opportunities than we can process. We're going to be very selective, continue to be selective. We're close to a couple, can't really say whether we're going to close on those or not. But suffice it to say the pipeline is full and they range from software companies that are in some interesting spaces, to secure software, to access, to training software companies, and they really run the gambit.

So the bottom line as I indicated in our release, I'm really pleased with the performance of the company. The way the company is beginning to integrate, work together. The number of multi-modal, multi-division proposals that are going out of the house is really at a rate that has not been seen before in any of our divisions.



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So there are a lot of opportunities out there. We've got to keep our head down.
We've got to be smart. We've got to be successful on these. But overall I think we're in very good shape going forward.

With that I'll turn it over to Jim and he'll give you some color on the numbers.
Jim.

JIM DEPALMA: Thank you Bob. As Bob noted the third quarter was an extremely successful quarter across all operations and highlights the successful implementation of our strategic goal of building a top flight enterprise in the identity space.

Operations with strong growth and profitability, solid revenue base with significant backlog and an enviable combination of technology assets and determined resources. I think Bob talked about the opportunities from a multi-modal standpoint, but we also have just a terrific group of people working together here.

The press release details the GAAP operating results for the quarter and nine months. As we have discussed on previous calls, because of the various acquisitions over the last year comparisons on a reported basis are difficult. In this regard, third quarter results in 2007 include acquisitions that were consummated post-September 30, 2006, SpecTal, ComnetiX, ACI and McClendon.

On reported basis, revenue was $115.5 million for the quarter, compared to $39.8 million for the same quarter last year. On a same store or pro forma basis, overall revenue increased from $91.4 million to $121.1 million an increase of $30 million or 33 percent. All of our operating divisions posted organic growth. Major drivers included, and Bob has gone through some of these details but just let me give you a couple of highlights. You know, our integrated iris solutions and products showed significant growth. Demand for our suite of integrated iris devices and unique software solutions continued at a very brisk pace. Our IRIS technologies have in essence become the standard and are used in a variety of mission critical situations.

You know, Bob noted that we have over 6,500 integrated iris devices that have been through, you know, quite frankly the rigors of war. Our solutions have been deployed in the most extreme of conditions and have responded well beyond customer expectations. You know, we have a proven product that has performed extraordinarily. Our customers continue to demonstrate their commitment to our offerings by supporting the development of enhancements. Combined with our truly dedicated resources these enhancements will only further expand our already significant technological leadership position.

Our finger and face solutions and products also demonstrated significant growth as Bob noted. Strong demand for integrated finger print capture and solutions in the international markets, Europe, Latin America and the Middle East continue. The momentum at the state and local level for our suite of facial recognition matching and search solutions continued as our customers increase the use of biometrics.

Bob also noted demand for our passport products and services continue to keep pace with the significant increase in passport issuances throughout the United States. Our high end intelligence services continue to experience rapid growth through increase market share, we are really becoming the go to organization to critical parts of the intelligence community.

We expect this segment of our portfolio to add significantly to our backlog as we enhance our position as a trusted provider for this important community of federal agencies. As Bob noted, SpecTal has grown over 30 percent in 2007 and we expect that to continue in 2008.

Gross profit margin for the third quarter approximated 33 percent compared to 24 percent last year. On a pro forma basis, gross margin improved from 23 percent to 33 percent reflecting the strong revenue growth from our biometric integrated systems and solutions, passport products and intelligence services.

As previously noted, our GAAP margins include significant fixed non-cash charges related to depreciation and amortization of $8.5 million per quarter. Consequentially again as Bob noted, cash margins for the quarter approximated 40 percent. We expect our gross margins, excuse me, to continue to be in the 35 percent range and cash margins to exceed 40 percent.



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Operating margins and EBITDA- We reported cash operating income or adjusted
EBITDA of $19.1 million for the third quarter or roughly 17 percent of revenue for the quarter up from $4.5 million in the previous year. We continue to target 17 percent adjusted EBITDA margins in the fourth quarter and our guidance, preliminary guidance indicates 15 to 17 percent for 2008.

Our expansion of operating margins is reflected in tremendous leverage of our operating expenses. Overall operating expenses including non-cash expenses like amortization and stock base comp was just shy of 27 percent for the quarter, well below our stated 30 percent target and down nearly 8 percent on a same store basis from the prior year.

We expect operating expenses to remain in the 26 to 27 percent range for the fourth quarter and that figure to decline in 2008 as we continue to drive growth and leverage our existing infrastructure.

Our pro forma EBITDA through September 30, 2007 approximated $47 million and it is expected to grow north of $70 for the full year. Combined with our growing backlog and targeted organic growth we are comfortable with our preliminary target of $80 to $85 million for next year.

A couple of other items of note. Interest expense of $3.7 million was related to our borrowings under our revolving credit facility and our convertible notes approximately $2 million of this interest is related to the convert which we reflected quarterly to the notes of convert. The remaining interest will vary based on our average borrowing levels.

Provision for income taxes was approximately $3.8 million and primarily relate to our acquisition related tax deductible goodwill, a non-cash charge. We will provide updated guidance on any changes to our non-cash tax charges when we provide formal guidance in February.

Weighted average shares outstanding was approximately $71.2 million, including the effect of the $3.5 million share buy back in connection with the convertible offering.

Just a couple of more points. Free cash flow for the quarter approximated $14 million versus $1 million in the prior year. Cash flow and our days outstanding for the quarter impacted by timing by some of our sales and capital expenses. In the quarter, Pennsylvania extension some costs in connection with that come to mind. We expect free cash flow to accelerate in the fourth quarter as we liquidate our receivables and we're focused on improving our DSO's. We continue to drive in this regard in the 60 to 65 level and our capital expenditures well you know, we believe are, will remain in the 2 to 3 percent range.

Just a couple of more points. Inventory slight increase of about $1 million from the last quarter and about $4 million from December '06 as we build inventories to be in a position to address our backlog. Goodwill increased because of the acquisitions of ComnetiX, ACI and McClendon. And our total debt outstanding is $277 million, $102 million of bank debt and $175 million of convertible debt.

And our capitalization remains strong with a debt to EBITDA coverage of about
1.5 excluding the convertible debt and using a four times factor our additional capacity, you know, we believe is in the $200 million range. We have approximately $90 million of net debt at the end of the quarter. Assuming no acquisitions we expect this figure to be far below the $70 million range at the end of the year.

That's it for me Bob. Any additional comments?

BOB LAPENTA: No, that was very good.

JIM DEPALMA: Great.

BOB LAPENTA: I guess with that we'll open it up for questions.

OPERATOR: At this time I would like to remind everyone if you would like to pose a question, please press star and then the number one on your telephone keypad. We'll pause for just a moment to compile a Q&A roster.



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Our first question is coming Brian Gesuale with Raymond James. Please go ahead.

BRIAN Gesuale, RAYMOND JAMES: Hey good morning, great job on the quarter.

BOB LAPENTA:  Thanks Brian.

BRIAN Gesuale: Bob, I'm wondering if you could talk a little bit, you talked last quarter about making some incremental investment in your sales and marketing. Maybe talk to us to how that's opened up the aperture of opportunities and maybe the flow of stuff you're seeing now?

BOB LAPENTA: Yes, we brought on some key marketing resources. Number one in our Washington office and that basically is operating as a focal point for the entire organization. Most of the people in that office report directly back to the divisions because we want them to be responsible. We want them to be measured, have goals and objectives. And we want the divisions to feel that they own the assets.

But we brought on several assets. We brought on Frank Moss who just, you know, he's a world renowned guy. He was the father of e-passport. And while he can't work with us directly in the Department of State presently, he's helping us around the world in opportunities in South America, here and he's been a valuable resource.

We brought Jeff Hathaway in. He was the Assistant Commandant of the Coast Guard. He's really making inroad's for us in the Department of Defense. You know, that's an area pre-L-1 where I think Identix fell behind. They allowed some of the competition to get in there to make inroad's and now with our new thrust in the DOD and with the capabilities that we have in the end to end solutions, I think we're really starting to open up doors in the DOD, in the Navy, in the Coast Guard. So I'm really excited about that.

We brought an individual prior L3 individual in to South America. And in connection with the division he is just doing a great job. And I might add there also, one of our board members has also very, very instrumental in helping us in South America. Tremendous contacts and you know, we're dealing at the highest levels in Mexico, in Chile, in Paraguay and Argentina and we think that we're making great strides there.

BRIAN Gesuale: Ok, --

BOB LAPENTA: Additional resources in Europe and right now our focus is in, we think our nearest and most promising opportunities are in the Middle East. And we think we're close to some orders in Saudi Arabia. We've already installed our SIRIS, iris software, which is a capability that no one in the world has basically. They're able to match over a billion records in a second at a 99.99 percent accuracy. It's just a capability that no one even comes close to us on.

So, we're, in February, we're going to be bringing on another individual in the U.K. Another former L3 employee who I know, who our marketing people know, and we're excited about him joining us and we think he's going to be very helpful to our divisions in getting more opportunities in that area.

So, again, we spent money on marketing. We said we were going to concentrate on marketing this year, and we did. I'm really happy with what we're able to do in Washington and in beefing up our marketing people. The quality and number these people around the world.

Next year we're going to concentrate on the state and local. And we're really going to try to get our act together. Make sure that when we go to the customers in the state and local level, not only for drivers license, but you know, in the police departments, in the law enforcement areas, that we're going with an end to end solution that we're having lead divisions that had their relationships with the proper states and people within those states and cities. So that's going to be our focus next year. And we already have plans in place. We're going to make some organizational changes beginning on January 1st and I'm excited about that.

We're also looking to bring on a very seasoned state and local executive. We have our eye on one particular individual that I'm really excited about if we're successful there I think we're going to fill a key spot in that area.



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Other, you know, areas of emphasis, we're going to continue to emphasize our
R&D, our technology, Joe Atick, our people in Jersey City where incidentally we have a brand new state of the art facility. They're doing a great job. We're going to be coming out with a next generation ABIS in the not too distant future. We're coming out with a palm device which is really going to be an exciting new product for us. Our enhancements to our HIIDE device and our pier devices, our multi-modal devices, all of these things are in the pipeline. We are excited about our mobile products.

So, you know, our R&D pipeline is operating well. All of our programs are performing well and I'm very pleased with that total aspect of our operation.

BRIAN Gesuale: Great, sounds like a lot is going on. One follow up question. You know a lot of people have talked about these intel businesses that you've put together over the last year or so as not being all that scalable. But it appears to me that they've kind of hit that scale point where we're actually seeing revenue growth accelerate as they can go after larger opportunities and seems evident from your comments of 35 percent growth expected for next year that there's a lot of very interesting things going on there. Can you expand on any of those happenings, if you would?

BOB LAPENTA: Well, you know, the great thing, again I think this is a business area that's misunderstood. Nobody really understands the value of these businesses on their own and then when you combine them with what we have in the biometrics area they become even more valuable and we see it on all these major programs. You know, on, and again I can't talk about it.

So the good news is they're great companies in a great space. The bad news is we can't really talk about it. But I can tell you this, some recent events give us great confidence that that 30 percent will be a conservative number for next year.

BRIAN Gesuale: Ok, great. Thanks a lot guys.


BOB LAPENTA: And by the way more important in the sales growth they're operating at north of 15 percent EBIT. That's not even EBITDA, that's EBIT cash. And there's no cap ex, there's no fixed, very little fixed cost. So these are valuable assets.

JIM DEPALMA: Right and an integral part of our overall end to end solutions.

OPERATOR: Thank you. Our next question is coming from Jeff Kessler with Lehman Brothers. Please go ahead.

JEFF KESSLER, LEHMAN BROTHERS: Thank you. Just a follow up to that. I know Bob that there's probably some of the gun pointed at your head on this one but on the intel services business can you give some extremely general comments on the type of work that you're bidding on?

BOB LAPENTA: Jeff -

JEFF KESSLER: Extremely general.

BOB LAPENTA: I can only say stay tuned.

JEFF KESSLER: Ok, maybe going out geographically. We were at the recent ASIS show. Coming back we saw, you know, despite the fact that there were no biometrics being used there, there was a lot of iris used there. I mean -

BOB LAPENTA: Yes, iris, you know, is a big story. I mentioned it in my opening remarks. You know, our people were at the what is the Biometric Consortium in Washington and you know, I had them write reports on what they saw at the show, you know, I was unable to attend, but what they saw at the show, what was different and overwhelmingly they came back with iris, iris, iris, iris. And the good part about that is, is that no one is close to us in iris. I mean, we


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really have a great position there and again I mentioned in London, Doni and I were at the show and I walked in and I saw six booths with iris and I said, Holy smokes.

And when we went over to all of them we were happy to find out that they were all of our partners, some of them I didn't even know. So it's great.

Now, it's not only in the products, but it's in the software and the IP. And in the IP front I know you're going to ask me next about LG and we're working very, very hard with them. We were in court last week, we're going to be in court on Friday and we are cautiously optimistic that we're very close to an agreement that's going to work for all of us. I can't guarantee you it's going to get done, but Mark, I would put it at a high percentage there. We're going to put it at a high percentage. Ok.

OPERATOR: Thank you. Our next question is coming from Gregg Wowkun with Bank of America Securities. Please go ahead.

GREGG Wowkun, BANK OF AMERICA SECURITIES: Good morning gentlemen. Could you elaborate a little bit on the growth you're seeing between domestic and internationally in the quarter.

BOB LAPENTA: In the quarter, you know, I don't know what our split is. Do you have that number James? I think the number is going to grow based on what we're seeing. And I include internationally South America. So when you include the four or five countries that I mentioned, I'm confident that I believe that number is going to increase.

GREGG Wowkun: Ok, and also could you elaborate a little bit on the - some finger print opportunities. In your press release you mentioned Baltimore County School system contract. Do you really see more opportunities providing background checks for school systems going forward?

BOB LAPENTA: I think it's going to be a very large area for us. We have, right now we're fingerprinting about 1.2 to 1.3 million people a year. We have over 500 sites in the U.S. and we're building our network in Canada, I think we're up to 30 or 40 sites in Canada. We're going to be expanding, we're going to continue to expand that as that electronic fingerprint initiative starts to roll out in Canada in the second quarter of '08.

We're also, we've now we're close to or have made agreements with companies that specialize in doing background checks -

JIM DEPALMA: Like ChoicePoint.

BOB LAPENTA: Choice Point I think we've recently entered an agreement with, they're going to be incorporating our technology as an added capability to their efforts in that area. And we're exploring alternative revenue sources. We have now a large network, so we've got staff in there, we have enrollment equipment. We're looking at opportunities to expand that to include other types of services. For instance, passport processing, job background checks and we can generate additional revenue out of those sites at almost no cost that would be a tremendous good revenue and profit generator for us.

JIM DEPALMA: Right and this is, we are by far the leader in this space. There are a minimum of eight states that are going to be going out for these kinds of services and it's more than just teachers. It's nurses, it's firemen, it's real estate agents. You know this is a big market and we're in the best position to capture the lions share of it.

GREGG Wowkun: Great, thank you very much.

OPERATOR: Thank you, our next question is a follow up from Jeff Kessler with Lehman Brothers. Please go ahead.

JEFF KESSLER: Thank you. With all due respect to Comcast the link stinks sometimes. If you -

UNIDENTIFIED MALE #2: -- isn't too good either.

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JEFF KESSLER: Could you please expand on the Latin American opportunities that you've talked about or at least you've alluded to.

BOB LAPENTA: You know I've got my marketing expert in here. I've talked, Joe do you want to give him a little more color. Joe Paresi.

JOE PARESI: Hi Jeff, how you doing?

JEFF KESSLER: Hi Joe.

JOE PARESI: What we're seeing is a lot of activity for National ID and some extent e-passport and what that involves is typically a three phase program. First phase is the build up of the database. We're seeing a change in the strategy of the customer moving away from just a pure AFIS fingerprint solution and now opening up to ABIS, an automatic biometric multi-modal solution, which will incorporate finger, face and in some cases iris.

And after you pull that database together the next phase of that is the collection systems which of course we've got a lead roll in where you can provide finger, face and iris solutions for collecting the data. And the final piece is the credentialing piece where you utilize that technology and either have a pointer on the card or stored biometrics on that card.

We've seen a lot of interest in countries like Mexico, Chile, Paraguay, Ecuador, Aruba, Argentina. So, and we've seen a change written into the specs from a standard AFIS to a ABIS platform, which obviously plays very well in our favor.

JEFF KESSLER: Ok, going back that iris question that I was asking when I was cut off and maybe that question was asked after I was cut off. You know, again we, Lehman has installed an iris system. We saw a lot of iris at the ADVIS show. You've got Daugman algorithm is out there. I don't know how much you've marketed with it yet. Where does it put you against the competition and do you, what are you going to do with settling with LG?

BOB LAPENTA: Ok, I'm sorry you missed that Jeff.

JEFF KESSLER: Oh, I'm sorry, you actually answered the question. I was off, I apologize.

BOB LAPENTA: I did but, so I'll give you an abbreviated version.

JEFF KESSLER: Alright.

BOB LAPENTA: Siris is becoming a tremendous capability for us and that's the one where we have a piece of software that we're already deploying. It's done where we can match up to a billion images per second at a 99.99 percent accuracy. This is a differentiator that you know, anybody looking to install an iris capability almost has to use our software.

We as you, went to the various shows. Doni and I were in the U.K. we walked in there were eight booths with iris. My reaction was uh-oh. I walked over to each of the eight booths and I found out that every one of them was our partner. Some of them I didn't even, hadn't even heard of. Our people summarized the show in Washington and the one take away from the show was iris, iris, iris, iris.

So this is a very exciting capability and what it's doing it's bringing in our other biometric capabilities, both face and finger because the customers and the primes and the system integrators want an end solution and we can provide it for them. So, it's been, not only a great business on it's own, but a differentiator for L-1.

On the LG thing I mentioned we were in court last week. We've been working on this for over a year. We're going to be in - our people are going to be in court again on Friday and I believe that we're getting very close to a settlement.

JEFF KESSLER: Ok, what do you have to do to meet Q4 estimates and in your mind how much visibility do you have for 2008?

BOB LAPENTA: Q4 estimates. You know, if we added up all of our numbers now, we're probably looking at a, you know, if all of our marketing people went home and we didn't book another order, we're about a, we're probably at an $18 million EBITDA, $17, $18 million EBITDA. With the opportunities that we're looking at that we believe are imminent in Saudi Arabia, Mexico, Paraguay and Panama, which ironically, you know, you'd say, you know, these are going to happen eight months from now. Three of those countries have money that they have to spend by the end of the year. And a lot of it is software that where we would be selling them licenses which is very high profit.

So, if you look at the downside and the upside, you know, we think that we're in very good position there. When you look at next year, we mentioned that in our backlog we expect to increase and with a high probability it will increase by the end of the year. That will provide, I haven't calculated the number but I got to tell you, it's got to be north of 80 percent relative to next years sales guidance.

JIM DEPALMA: Right and just to reemphasize in connection with the fourth quarter approximately 90 percent of our revenues are going to be coming out of existing backlog.

JEFF KESSLER: Alright, one final question. You recently won a re-up with the Coast Guard for IBIS units and I'm wondering the Coast Guard is one aspect of maritime use, whether it be civil or whether it be military. I'm wondering if, obviously the Coast Guard is fear, you may not of made a lot of headway with investors, but I think it's a fairly high profile contract within the military.

Are there other maritime users and again I'm speaking either commercial or military who are looking at the Coast Guard win and are you talking to other aspects in maritime that might be able to use IBIS for identification of the people coming on and off their ships?

BOB LAPENTA: Good question, again our trial was extremely successful. We read about it, the Coast Guard raved about it and there is potential financing, money put in the budget for next year for the program, our product we are now in the process, we're just about complete in ruggedizing it, making it suitable for rugged, wet, salty, you know, environments.

We believe that we're going to be successful on that program and the Coast Guard with, and again here I mentioned our board, you know, baseball teams have like a, you know, tenth player in the stands. We have a tenth player in our board of directors. Bob Gelbard, tremendous capability internationally, particularly in South America. And he's working with our marketing people.

Admiral Loy, phenomenal guy. He and Jeff Hathaway, former Coast Guard people, are working and Admiral Loy now can work with the Coast Guard because his revolving, you know, door period is over. Working with the Coast Guard to make sure we're doing everything they need in order to make this program successful. The Navy is going to implement these systems and again we think we are well positioned there.

So, we think these are exciting opportunities for next year. We've talked to some of our senators and congressmen. They believe these things are no-brainers, we should have them. Let's see if they can, you know, do something and get the money so these programs can move forward next year.

JEFF KESSLER: Do you think the Navy is going to ultimately issue a RFI or RFP or is this going to be a less formal process?

BOB LAPENTA: Go ahead Joe do you want to answer that?

JOE PARESI: Yes actually what's going on is the Department of Defense is trying to originate and organize the acquisition of biometric solutions and started what's called a defense of biometric agency I think where they want, they don't want these little side jobs like the groups who go off and they do some science work on integrating biometrics.

So it plays very well in our favor with the deployments we have with ABIS and HIIDE and the backbone of our technology where you've got a central agency. The Pentagon is very actively involved in the deployment of these biometric solutions across all of the services. So I see a more structured and a more definitive acquisition strategy going forward and it just wont, just be, you know, certainly RFI's are no hassle, you know, for them to do. But an RFP will be a defined program now with the proper acquisition approach.

JEFF KESSLER: Thank you very much.

OPERATOR: Thank you. Our next question is coming from Peter Barry with Bear Stearns. Please go ahead.

PETER BARRY, BEAR STEARNS: Good morning gentlemen.

BOB LAPENTA: Good morning Peter.

PETER BARRY: Jim I was wondering if you might be able to provide us a revenue breakdown by product / services, perhaps for the quarter?

JIM DEPALMA: Well, you know, the way we break it down, it's, we break it down between solutions and services. And when we file the 10Q you'll see that of the $115.5 million roughly $60 million is for identity solutions and $55, $56 million is for services. Services including the intelligence community and our fingerprinting services and identity solutions including Viisage, Identix and SecuriMetrics.

PETER BARRY: Let me ask a different way then. Did the mix shift meaningfully on a sequential basis between the solutions and services components? In other words are services growing much more rapidly and gaining larger share of revenues?

JIM DEPALMA: Yes, sequentially you have to recognize that we added, we had an acquisition of ACI and McClendon in the third quarter. So that added somewhat to the revenue. So when we look at actual revenue in the second quarter of 90.1, going from 90.1 to 115, approximately 10, 20 million of it was related to acquisitions and the balance of it was related to increased revenues in the biometric piece.

PETER BARRY: Ok, when do you expect to file the Q Jim?

JIM DEPALMA: We expect to file the Q early next week.

PETER BARRY: Bob you mentioned the importance of Latin America several times actually and focused in on I think, on iris and then you went on to talk about software. Could you give us a sense of what products - is HIIDE going to be a meaningful product there do you think? Or if not what?

BOB LAPENTA: Yes, we believe and Joe went into this a little bit, Joe Paresi. We believe HIIDE is going to be an important part of all their travel and border solutions. But we think initially we're going to go in there and install ABIS, a database and you know in one of those areas that I mentioned we were able, they originally wanted to buy an AFIS and when we showed them the ABIS capability, they switched to ABIS and we believe we're going to continue to be successful as we educate the customer on the capability and the ability we have in integrating all of those modalities.

So again, in everyone of those and each one is a little different, but two or three of them are national ID program, they're going to involve ABIS, they're going to involve finger, face and iris, at least a couple of them and some of them are going to involve enrollment services.

PETER BARRY: And I gather we'll hear much more about this in specific terms looking out over the next few months?

BOB LAPENTA: Yes, hopefully in the not too distant future. Yes.

PETER BARRY: The next one I'm not too sure whether this is for Jim or for you, but I'm trying to reconcile, this is sort of a drill down a bit in terms of operating expense. Your sales in marketing commitment, you spoke to that quite directly this session and three months ago. But I noted that in dollar terms sequentially sales and marketing expenses didn't, actually they went down just a tad, quarter to quarter, second to third quarter. My model has it rising rather meaningfully in Q4, but help me out in that regard?

BOB LAPENTA: Well, what I have here is $26 million in Q2 and $31 million in Q3.

PETER BARRY: That's total, yes that's total operating expenses.

BOB LAPENTA: And I have G&A going from about $12 million to $15.1 million.

JIM DEPALMA: And again part of that relates to the acquisitions of ACI and McClendon.

BOB LAPENTA: Right, but some of it is the additional marketing people, most of which by the way were brought on in the second quarter. But again there's a nominally because you'll recall, last year we took about $26 million out of operating expense. So we would expect normally if we had not added resources both our IR&D and our marketing expenses would have gone down.

PETER BARRY: Ok, so the answer to my question is that commitment shows up in G&A and not in sales and marketing.

BOB LAPENTA: Yes, sales and marketing for instance, if you look at the first quarter it was $5 million.

PETER BARRY: Right.

BOB LAPENTA: If you look at the third quarter it was $7 million. So it's up over 40 percent.

JIM DEPALMA: And up slightly from the second quarter.

BOB LAPENTA: Yes and the IT companies have very little, very little sales and marketing and no IR&D. Very little, we have about a 4 to $500,000 program IR&D program at SpecTal.

PETER BARRY: That's stepped exactly where I wanted to go next. And that's you're R&D expenditures are rising but declining at least in this quarter as a percentage of revenues. Is there any significance to that and should we not see the absolute number and the percentage to revenue relationship continue to rise?

BOB LAPENTA: No, as sales increase and as you pointed out if we maintain that roughly 50/50 relationship between biometrics products and services I would expect that number, because intelligence has almost no IR&D and marketing I would expect that number to drop as a percentage of total sales. So, you know, now you split out also, I think organic growth in the quarter between the two groups, what do we have. We have organic growth in the (inaudible).

JIM DEPALMA: Right, right for the last year versus this year.

BOB LAPENTA: Yes, yes.

JIM DEPALMA:  Yes we said it was up over $30 million.

BOB LAPENTA: Yes.

JIM DEPALMA: $121 versus $91 organic.

BOB LAPENTA: Yes, yes.

JIM DEPALMA: And I think on the R&D side, you know, a couple of things happened again. The increase in revenues sort of highlight the fact that we've got a good infrastructure and as we add revenues, you know the leverage comes in. The other point is the customers, you know, like working with us, they like our products and as they fund our development activities some of the cost of R&D goes up to cost of good sold.

BOB LAPENTA: Right. Now talking about things that could change as a percentage of sales or just in sheer numbers, I mentioned that there are going to be 18 states for bid. None of which are L-1 states. We would expect that we are going to gain market share. I think that's a reasonable expectation with the quality of people and the campaign that we are currently, you know, on, going to all these states. These states, some of the big ones are going to require a capital investment and you know, so you could see a spike in our capex. So what happens is we would have to install a central processing facility. Install all of the printers and the technology for those states and then, you know, for the next five or six years, you know, they generate revenue. So you could see an increase in our cap ex next year over what would be a normal 3 to 5 percent.

PETER BARRY: And just one final one for me. For modeling purposes if we kept opex in the 30 percent neighborhood even though the mix might shift, within that number that would be reasonably close to reality?

BOB LAPENTA: You know I think the way we target, we target the gross profit margins, again on a GAAP basis of in the 35 percent range. We're now targeting operating expenses in the 28 percent range. There maybe a shift of a couple of points between gross profit margins and operating expenses. But I think the important thing here is to look at the EBITDA cash flow, you know, of the 15 to 17 percent, is really what we're looking at.

PETER BARRY: That's great. Thank you all.

OPERATOR: Thank you. Our next question is coming from Tim Quillan from Stevens, Inc. Please go ahead.

TIM QUILLAN, STEVENS, INC.: Good morning. Just to follow up on a question regarding mix and I'll try and ask it again, but with regards to your preliminary '08 guidance, I'll call it guidance, but what is the break down of biometrics solutions, secure and credential and solutions, intelligence services and fingerprinting enrollment services.

BOB LAPENTA: Well I haven't added the numbers up yet, but you're talking '08. You know, can you give us about two minutes and we'll get back to that.

TIM QUILLAN: Yes, absolutely and then if you could just give us a sense of maybe relative margins on those pieces of business as you go.

BOB LAPENTA: Once again, in the biometric space and I would expect these margins are going to increase as a result of our emphasis and I think our increase sales of software and IP. I would expect margin in that space to be well above 50 percent. And in the service space again, you can't look at it as gross margin because it's, you know, there's gross margin basically, I mean, with, you know, maybe 4 or 5 percent at, you know, translates to EBITDA. So it's a different metric and that's why when people look at our business, you know, as well what is your gross margin. You really got to look at is two separate businesses. I again am going to come back to you. We're trying to give you a mix for next year.

TIM QUILLAN: And let me just ask one other question.

BOB LAPENTA: Particularly our intelligence business that are growing north of 35 percent, where we bill our people out. I mean we're not talking about desktop maintenance people. At over $200,000 a year that yield north of 15 percent on the bottom line can not be worth six or seven times EBITDA. I don't know where people get those calculations though. And by the way if you could find businesses like that, I want you to bring them to L-1 so we can buy them.

TIM QUILLAN: Yes, I don't know where people get that, but it's not from me. So, if I could ask one question while you're looking up those numbers. Could you give us a sense of the high pipeline. You referred to the potential of, you know, increase in backlog. Is that going to hinge on the development of HIIDE 5.0?

BOB LAPENTA: No, no. We are close to getting an order that's going to give the
4.1 enhanced capability that we think is very valuable. We hope to be talking about that shortly. And they're buying these and the order that I'm talking about is going to be of that series.

TIM QUILLAN: And do you have a sense of the size, the magnitude of that potential order?

BOB LAPENTA: It's, depending on what vehicle this particular customer utilizes, it'll be between $5 and $12 million.

TIM QUILLAN: Ok, thank you.

BOB LAPENTA: Ok, relative to your question, the intelligence group next year we believe could be somewhere in the 40 to 40-ish percentage range. IBT about 15 percent and biometric products and that group 45 percent.

TIM QUILLAN: Ok and that includes the secure credential and the old Viisage business I guess.

BOB LAPENTA: Yes. Yes.

TIM QUILLAN: It would be kind of roughly 30 percent biometric and 15 percent secure credential, is that fair?

BOB LAPENTA: Well we would expect Viisage next year, including document authentication.

TIM QUILLAN: Yes.

BOB LAPENTA: To be somewhere around $90 million.

TIM QUILLAN: Ok, perfect. Thank you.

BOB LAPENTA: So that would - 90 on 540 would be about, I don't know, 17%.

TIM QUILLAN: Yes, perfect, thank you.

OPERATOR: Thank you. Our next question is coming from Paul Coster with JP Morgan. Please go ahead.

PAUL COSTER, JP MORGAN: Yes thanks very much. I think we're in the afternoon now. The South America suddenly is the most, there's an opportunity for you. Is this a function of your focusing on South America or did something happen down there that sort of created this sudden surge of interest?

BOB LAPENTA: Yes, I think it's a, the U.S. government is emphasizing certain activities down there and in fact some of these opportunities I mentioned they are providing the financing. But I think it's just a question of many of them have been working on solutions for a while. There are perfect solutions for the kind of problems they have and I think Paul you know as well as I do, international, you know, both in Europe, Middle East and South America have been more progressive, less political, less, you know, issues in implementing these programs than here in the United States where we have, you know, the anti-real ID and the anti-HSPD12 and the anti-TWIC and the anti-pass card and you name it they're anti.

But, so they just, they're more comfortable with it. I think they can move quicker and it just seems that now a lot of these programs are coming to fuition at the same time.

PAUL COSTER: Ok, couple of other things on HSPD-12 actually since you mentioned it. We know that the general accounting office understandably tries to force coordination and bring down costs of the sort of the enrollment services and so on. Is that something that you're seeing any impact from? Seems understandable, seems inevitable.

BOB LAPENTA: We, you know, if you asked us about a disappointment in this quarter I certainly, I would put that one on the list. We thought we'd be generating a lot more revenue right now from HSPD-12. They're just seem not to have their act together, you know. They haven't really gained momentum. Our partnership, you know, with EDS is moving forward but you know between the protest and getting started late that hasn't moved as quickly as we'd hoped.

But you know there's a deadline out there I believe everybody has to be enrolled by the end of, is it '08 or beginning of '09. So, you know, we think that's going to happen. But that's a disappointment. The other one is, you know, TWIC as we all know has moved a lot slower than people thought it would and you know, that's not generating a tremendous amount of revenue. And I think a lot of states are looking at the immigration issues and that's beginning to I think get states to start implementing legislation on their own to start identifying and dealing with this issues and I think that's going to start building momentum and probably over the next year that'll be a good opportunity for us.

PAUL COSTER: Ok, last question. We saw a report in the Central Computer Weekly, I think it was, that there's an attempt to reduce the dependence on consultants in the CIA in particular. And the argument is you know, too many functions being performed by outsiders that traditionally government rolls. Does that affect you at all. Is SpecTal in that business?

BOB LAPENTA: The answer is we had each of our divisions go to the customers. What we found, the large contractors that are involved in some of the non-, you know, special type programs are being impacted. I could tell you our divisions, they grew at 30 percent and SpecTal grew at 35 percent this quarter and I'm comfortable that that number is going to be exceeded next year.

PAUL COSTER: You're not worried that its going to be a sort of broad backlash to the Blackwater situation where these very specialized roles sort of being scrutinized now?

BOB LAPENTA: No, I think what we provide is very special service that I personally believe is going to increase particularly if the Democrats are successful next year. We're just going to have to spend a lot more money on intelligence and homeland security.

JIM DEPALMA: And quite frankly the closer the customer looks at you know, the qualitative assessments the better we're going to be. Because the people and the organizations that we have here are high quality resources and we quite frankly the closer we look we think it's a big advantage for us.

PAUL COSTER: Got it. Thanks a lot.

BOB LAPENTA: Thank you.

OPERATOR: Thank you. We have time for one more question.

BOB LAPENTA: And hopefully we got everybody that wanted to answer a question. Now anyway we're not intentionally keeping anybody out, but we've got to cut this off at some point.

OPERATOR: We have time for one more question. And that is from David Gremmels with Thomas Weisel Partners. Please go ahead.

DAVID GREMMELS, THOMAS WEISEL PARTNERS: I slid in just under the wire there. Thanks guys. Bob on drivers license you talk about 18 states coming up for bid in the next six months. Is this, couple of questions on that, Is this pent-up demand related to real ID and maybe for Jim could you remind us how much your revenue comes from drivers license today and then the last part of it, you know, knowing that the revenue on these drivers license contracts is very dependent on state population, you know, are there any of the larger states that are in that
18. For example, California or Texas.

BOB LAPENTA: California, we just submitted a bid on and that, you know, we don't have any of these new states in our numbers. So basically the number we have next year are kind of business as usual. Virginia an important state. Georgia.

But, there are a number of large states that are coming up and I have a list of them. Do you have a list of those Doni?

Over the next and I think the period you should use is over the next 12 months. There are seven currently that we have either submitted bids on or are about to submit bids on and there are another seven to 10 that are going to be coming up over the next 12 months.

And again we don't have any of these in our forecast. But I think Montana is a good example of what we're trying to do. Where we, you know, we're very focused and with our pending - you know Montana wanted an end-end solution and we have it all in house. Our competitors don't.

JIM DEPALMA: And that was a specific case here where they were moving, they wanted to get closer and closer to the technological requirements for real ID. Our cost was a little higher but we blew them away from a technological standpoint.

BOB LAPENTA: And the technology in the card itself is really being enhanced. You know, a lot of new card technology, polycarbonate construction. More expensive cards. So it's really a rebuilding process and so to give you a little more color on the states. Anticipated coming up are going to be, with the pink are in there now, so I think it's the green, right that are going to be coming up? Right. Ok. Ohio, Tennessee, Arizona, State of Washington, and then the, yes. And pink is near term. Georgia, Virginia which we submitted bids on. California we submitted a big on. Louisiana, Illinois and New Hampshire. And New Jersey.

JIM DEPALMA: So we think approximately seven to 10 states will be in play in '08.

DAVID GREMMELS: And there was this lull in activity and now you have all these that seem to be bunched up. Is this pent-up demand from Real ID?

BOB LAPENTA: I think that's certainly part of it and it's not only, you know, the new cards but it's a whole new back end. There's a lot of work and you know depending on, you know, the things, the document authentication is going to be, you know, an important part and I've got to tell you, our testing services.

JIM DEPALMA: Right.

BOB LAPENTA: Where we've been successful, most recently in California AutoTest is a very nice front end and a great capability again that we have in house. Now, the last time this happened, I think it was two years ago, I think about 10 states came up and we won over 50 percent of them. And they were not our states.

JIM DEPALMA: But, you know, AutoTest adds to our profitability, facial recognition services and ID authentication, document authentication. So we're in a situation where we're better prepared to meet the requirements than anybody else.

DAVID GREMMELS: Ok, I know we're running short on time here. I just had a couple of housekeeping type questions. First on the backlog you had a nice increase there. Can you say how much of that increase was from ACI and McClendon?

BOB LAPENTA: $130 million.

DAVID GREMMELS: $130.

BOB LAPENTA: Yes, we had regular bookings in the quarter of $115, $120 million.

DAVID GREMMELS: Ok, and then last one, you guided to unleveraged free cash flow of $75 million in '07 and $65 to $70 million in '08. And you gave us a reconciliation for gross. Just wondering if you could give us the GAAP operating cash flow number for '08 as well.

BOB LAPENTA: Well the, first of all, the unleveraged free cash flow number for '07 is $45 million.

JIM DEPALMA: Right.

BOB LAPENTA: And the number for next year we said was going to be around $65 to $70. We don't expect a large investment in working capital. Then again the capex number if we're successful in some of these new states will increase right.

DAVID GREMMELS: Ok, well I can back into it then. Thanks a lot.

BOB LAPENTA: Ok, thanks very much. Sorry we were unable to catch all of them, but we've been on now for about an hour and a half. Anybody that has additional questions, Jim and Doni will be happy to take you through and answer whatever questions you have.

I'd like to thank everyone for participating, again I think we had a good quarter and we feel good about the momentum going forward. Look forward to talking to you after the fourth quarter. Thanks.

OPERATOR: This does conclude today's L-1 Identity Solutions conference call. You may all disconnect and have a great day.

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